As filed with the Securities and Exchange Commission on May 8, 2015

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVENUE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6022	20-5556885
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

111 10th Avenue South, Suite 400

Nashville, TN 37203

(615) 736-6940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald L. Samuels

Chief Executive Officer

Avenue Financial Holdings, Inc.

111 10th Avenue South, Suite 400

Nashville, TN 37203

(615) 736-6940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Titus

Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

(615) 252-2341

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Fixed/Floating Rate Subordinated Notes due 2024	$20,000,000	100%	$20,000,000	$2,324

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2015

PRELIMINARY PROSPECTUS

$20,000,000 Aggregate Principal Amount of

Fixed/Floating Rate Subordinated Notes

AVENUE FINANCIAL HOLDINGS, INC.

This prospectus relates to the resale of up to $20,000,000 aggregate face amount of our Fixed/Floating Rate Subordinated Notes due 2024, which we refer to as the subordinated notes.

The selling securityholders identified herein may, from time to time, use this prospectus to resell the subordinated notes. Neither our company nor any of our subsidiaries will sell any securities under this prospectus or receive any of the proceeds from any securities sold under this prospectus.

From December 29, 2014, the date of issuance, to, but excluding, January 1, 2020, interest is payable on the subordinated notes at a rate of 6.75% per annum. From and including January 1, 2020, the subordinated notes shall bear interest at a rate equal to the three-month LIBOR determined on the determination date of the applicable interest period, plus 495 basis points. Interest is paid on the subordinated notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on April 1, 2015. The subordinated notes will mature on December 29, 2024, at which time principal and any accrued and unpaid interest will become due and payable.

The subordinated notes are unsecured obligations of our company and are effectively subordinated to all of our secured indebtedness and other senior indebtedness described herein, including all indebtedness of our subsidiary, Avenue Bank, or “the bank.” The subordinated notes will not be insured deposits of the bank.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the following documents listed below, except to the extent that any information contained in these filings is declared “furnished” in accordance with SEC rules.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015; and

•	Our Current Reports on Form 8-K filed with the SEC on February 12, 2015, February 13, 2015, February 23, 2015, February 26, 2015, March 3, 2015, March 27, 2015, April 17, 2015, April 23, 2015, April 24, 2015 and May 6, 2015.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Attn: Corporate Secretary

Avenue Financial Holdings, Inc.

111 10th Avenue South

Suite 400

Nashville, Tennessee 37203

Telephone: (615) 736-6940

In addition, all of these filings may be accessed from our website at http://www.avenuenashville.com. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following:

•	market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions, or M&A, and venture capital financing activities) and the associated impact on us;

•	changes in management personnel;

•	deterioration of our asset quality;

•	our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates;

•	our ability to execute our strategy and to achieve organic loan and deposit growth;

•	the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves;

•	volatility and direction of market interest rates;

•	the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required;

•	our overall investment plans, strategies and activities, including our investment of excess cash/liquidity;

•	operational, liquidity and credit risks associated with our business;

•	increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms;

•	the level of client investment fees and associated margins;

•	changes in the regulatory environment;

•	changes in trade, monetary and fiscal policies and laws;

•	governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act, Basel guidelines, capital requirements and other applicable laws and regulations;

•	changes in interpretation of existing law and regulation;

•	further government intervention in the U.S. financial system; and

•	other factors that are discussed in the section of this prospectus titled “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision.

See the section entitled “Risk Factors” on page 7 for a discussion of certain factors to be considered in connection with making an investment in the subordinated notes being offered under this prospectus. Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the Company” and “Avenue” refer to Avenue Financial Holdings, Inc. and its subsidiaries, including Avenue Bank, which we sometimes refer to as “Avenue Bank,” “the bank” or “our bank.”

Our Company

Avenue Financial Holdings, Inc. is headquartered in Nashville, Tennessee. We were formed as a single-bank holding company in June 2006 and operate primarily through our subsidiary, Avenue Bank. Our operations are concentrated in the Nashville metropolitan statistical area, or MSA, and provide a range of financial services through our five locations (four of which are retail branches) and a deposit courier service (mobile branch) for select commercial banking clients.

Founded by a team of executives and banking professionals having substantial experience with large regional institutions in the middle Tennessee market, our strategy is to serve Nashville’s rapidly growing need for local banking services. In 2007, when we launched our opening advertising campaign, we made a promise to the market that we would not become just “another bank,” and that remains our vision to this day. We strive to build a signature bank for Nashville.

Our growth strategy focuses primarily on commercial and private banking. We provide products and services that compete with large, national competitors, but with the personalized attention and nimbleness of a community bank. We believe we provide unparalleled levels of client service through the talent and expertise of our people, the responsiveness of our credit processes, and the efficiency with which we conduct business. This leads to the development of significant, long-term relationships with many of Nashville’s leading individuals and businesses.

While our market and lines of business reflect a traditional business strategy, we approach them in non-traditional ways through our people, our culture, and our brand. We have built our company on a corporate culture focused on creating a team of highly capable bankers with a depth of leadership and banking talent, who provide exceptional service to our clients.

The Offering

Securities Offered Under This Prospectus

We previously issued $20,000,000 aggregate principal amount of Fixed/Floating Rate Subordinated Notes due December 2024. The selling securityholders identified herein may, from time to time, use this prospectus to resell the subordinated notes.

Use of Proceeds

The subordinated notes covered by this prospectus are being offered by certain selling securityholders and not by our company. Consequently, our company will not receive any proceeds from the sale of these subordinated notes.

Summary of the Terms of the Notes

Issuer	Avenue Financial Holdings, Inc., a Tennessee corporation.

Notes Offered	$20,000,000 aggregate principal amount of Fixed/Floating Rate Subordinated Notes due December 2024.

Maturity Date	December 29, 2024.

Interest	From December 29, 2014, the date of issuance, to, but excluding, January 1, 2020, interest is payable on the subordinated notes at a rate of 6.75% per annum. From and including January 1, 2020, the subordinated notes shall bear interest at a rate equal to the three-month LIBOR determined on the determination date of the applicable interest period, plus 495 basis points. Interest is paid on the subordinated notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on April 1, 2015.

Ranking	The subordinated notes are unsecured obligations of our company and are effectively subordinated to all of our secured indebtedness and other senior indebtedness described herein, including all indebtedness of the bank.

Conversion	The subordinated notes will not be convertible or exchangeable.

Certain Covenants	The subordinated notes contain certain customary covenants including covenants restricting our ability to execute a change of control, and certain affirmative covenants requiring us to give holders of subordinated notes notice upon the occurrence of certain events. Each of these covenants is subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Absence of Trading Market for Notes	We do not intend to apply for a listing of the subordinated notes on any securities exchange, quotation system or on PORTAL. Accordingly, we cannot assure you that a liquid market for the subordinated notes will develop or be maintained.

Redemption	We may, at our option, beginning on January 1, 2020 and on any interest payment date thereafter, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all the holders. The subordinated notes will not otherwise be redeemable by us prior to maturity unless (i) a Tier 2 capital event or a tax event occurs (each as defined in the subordinated notes) or (2) if we are required to register as an investment company under the Investment Company Act of 1940. See “Description of the Notes—Optional Redemption.”

No Security or Guarantees	None of our obligations under the subordinated notes will be secured by collateral or guaranteed by the bank, any of our other affiliates or any other persons.

Sinking Fund	None.

Risk Factors	See “Risk Factors” beginning on page 7 for a discussion of certain factors you should carefully consider in connection with an investment in the subordinated notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for each of the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 are as follows:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	1,233.3%	1,257.9%	292.0%	205.1%	75.9%
Including interest on deposits	216.3%	179.9%	76.8%	44.1%	14.2%

Our ratios of earnings to fixed charges are calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of consolidated pre-tax income from continuing operations, as reported, and fixed charges. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor. Fixed charges, including interest on deposits, consist of interest on deposits, interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor.

RISK FACTORS

Investing in our securities involves a significant degree of risk. You should carefully consider the following risk factors and those risk factors in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q in addition to the other information contained in this prospectus, before deciding to invest in our securities. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. To the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below also are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

Your ability to transfer the subordinated notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the subordinated notes.

There is no established public market for the subordinated notes, and we cannot assure you that an active trading market for the subordinated notes will develop. If no active trading market develops, you may not be able to resell your subordinated notes at their fair market value or at all. We do not intend to apply for listing the subordinated notes on any securities exchange. Future trading prices of the subordinated notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our financial condition and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the subordinated notes. The liquidity of any market for the subordinated notes will depend on a number of factors, including:

•	the number of holders of subordinated notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the subordinated notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the subordinated notes. We cannot assure you that the market, if any, for the subordinated notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your subordinated notes. Therefore, we cannot assure you that you will be able to sell your subordinated notes at a particular time or the price that you receive when you sell will be favorable.

Your right to receive payments on the subordinated notes is junior to those lenders who have a security interest in our assets.

Our obligations under the subordinated notes are unsecured and we may be able to obtain indebtedness from time to time that is secured by all or substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under such secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the subordinated notes, even if an event of default exists under subordinated notes. In any such event, because the subordinated notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Your right to receive payments on the subordinated notes will be junior to all of our senior indebtedness and future senior debt.

The subordinated notes are general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness and all indebtedness of the bank. We may not pay principal, premium, if any, interest or other amounts on account of the subordinated notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the subordinated notes for a designated period of time.

Because of the subordination provisions in the subordinated notes, in the event of a bankruptcy, liquidation or dissolution of us, assets will not be available to pay obligations under the subordinated notes until we have made all payments on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the subordinated notes, including payments of principal or interest when due.

The subordinated notes are structurally subordinated to debt of the bank.

Because we are a bank holding company, our rights and the rights of our creditors, including the holders of the subordinated notes, to participate in the distribution or allocation of the assets of any subsidiary, including the bank, during its liquidation or reorganization, will be subject to the prior claims of such subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. In addition, any capital loans that we make to the bank, or any future banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The subordinated notes will not be obligations of, or guaranteed by, our subsidiaries, and our subsidiaries will have no obligation to pay any amounts due on the subordinated notes. The note purchase agreements and subordinated notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt.

Repayment of our debt, including required principal and interest payments on the subordinated notes, is dependent on cash flow generated by our company and our subsidiaries, which may be subject to limitations beyond our control. In addition, our ability to pay principal and interest on the Notes is dependent upon regulatory restrictions and the need to maintain sufficient consolidated capital (including regulatory capital), and in the event of our bankruptcy, your recovery may be impaired by priority claims of federal banking agencies.

The bank owns a significant portion of our consolidated assets and conducts a significant portion of our consolidated operations. Repayment of our indebtedness, including the subordinated notes, depends, to a significant extent, on the generation of cash flows and the ability of the bank to make cash available to us by dividend or otherwise. The bank may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness, including the subordinated notes. The bank is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiary. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the subordinated notes.

In addition, as a bank holding company, our ability to declare and pay interest and principal on the subordinated notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. Under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when a holding company may not otherwise be inclined to provide it. A bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary in order for such a plan to be accepted by the regulators. In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims, including the subordinated notes.

The subordinated notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could have a negative impact on the holders of the subordinated notes.

We are not restricted under the terms of the subordinated notes from incurring additional debt, including debt that ranks senior to the subordinated notes, or repurchasing our common stock or other securities. In addition, the subordinated notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the subordinated notes could have the effect of diminishing our ability to make payments on the subordinated notes when due.

It is unclear how increased regulatory oversight and changes in the method for determining LIBOR may affect the value of the floating rate subordinated notes, or how such changes could affect our results of operations or financial condition.

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association (“BBA”) member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR, and there are ongoing investigations by regulators and governmental authorities in various jurisdictions. Following a review of LIBOR conducted at the request of the U.K. government, recommendations for reforming the setting and governing of LIBOR were released on September 28, 2012 (the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of the compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting and a reduction in the number of currencies and tenors for which LIBOR is published. Based on the Wheatley Review and on a subsequent public and governmental consultation process, the U.K. Financial Services Authority published final rules for the U.K. Financial Conduct Authority’s regulation and supervision of LIBOR on March 25, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that: (i) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior and (ii) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. The FCA Rules took effect on April 2, 2013. Effective early in 2014, ICE Benchmark Administration Ltd. was appointed as the independent LIBOR administrator.

It is uncertain what additional regulatory changes or what changes, if any, in the method of determining LIBOR may be required or made by the U.K. government or other governmental or regulatory authorities. Accordingly, it is not certain whether or to what extent any such changes could have an adverse impact on the value of the floating rate subordinated notes, or any loans and other financial obligations or extensions of credit for which we are an obligor. It is also not certain whether or to what extent any such changes would have an adverse impact on the value of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us or on our results of operations or financial condition.

Fraudulent conveyance laws and other limitations on the enforceability of the subordinated notes may adversely affect the validity and enforceability of the subordinated notes.

Although laws differ from state to state, in general, the issuance of the subordinated notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. If we become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the subordinated notes. A court might do so if it found that when we issued the subordinated notes or, in some cases, when payments became due under the subordinated notes, we received less than reasonably equivalent value or fair consideration and:

•	were insolvent or were rendered insolvent by reason of such transactions;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they matured.

A court might also void the issuance of subordinated notes without regard to the above factors, if the court found that we issued the subordinated notes with actual intent to hinder, delay or defraud our creditors.

A court would likely find that we did not receive reasonably equivalent value or fair consideration for the subordinated notes if we did not substantially benefit directly or indirectly from the issuance of the subordinated notes. If a court were to void the issuance of the subordinated notes, you may no longer have a claim against us. In addition, the court might direct you to repay any amounts that you already received from us.

The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

To the extent a court voids any of the subordinated notes as fraudulent transfers or holds any of the subordinated notes unenforceable for any other reason, holders of subordinated notes may cease to have any direct claim against us. If a court were to take any of these actions, our assets might be applied first to satisfy our other liabilities, if any, before any portion of the assets could be applied to the payment of the subordinated notes.

Government regulation may affect the priority of the Notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Act created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

USE OF PROCEEDS

The subordinated notes covered by this prospectus are being offered by certain selling securityholders and not by our company. Consequently, we will not receive any proceeds from the sale of these subordinated notes.

SELLING SECURITYHOLDERS

Beneficial ownership and other information.

On December 29, 2014, we issued in a private placement an aggregate of $20,000,000 of our Fixed/Floating Rate Subordinated Notes due December 2024 to the selling securityholders. The term “selling securityholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the subordinated notes covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

Except as described herein, we have no material relationships with any of the selling securityholders and have not had any material relationships with any of the selling securityholders in the past three years.

Nothing in this Registration Statement shall be construed as an admission that any selling securityholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling securityholder or other persons or entities constitute a “group”, for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

Our registration of the subordinated notes covered by this prospectus does not necessarily mean that the selling securityholders will sell any or all of the subordinated notes. Information included in the table and footnotes is based upon information provided by the selling securityholders.

Except as otherwise noted below none of the selling securityholders are broker-dealers or affiliates of broker-dealers.

Names and Addresses	Principal Amount of Notes Held and Offered by This Prospectus	Principal Amount of Notes Held After Completion of This Offering
EJF SFO I LLC (1)	$10,000,000	—
John Hancock Financial Opportunities Fund (2)	$5,000,000	—
JHF II Strategic Income Opportunities Fund (2)	$4,480,000	—
JHVIT Strategic Income Opportunities trust (2)	$500,000	—
JHF2 Income Allocation Fund (2)	$20,000	—

(1)	The address for this selling securityholder is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201-3091.
(2)	The address for these selling securityholders is 197 Clarendon St., Boston, MA 02116.

DESCRIPTION OF THE NOTES

The subordinated notes offered hereby were issued pursuant to Note Purchase Agreements, dated as of December 22, 2014, among the Company and each of the selling securityholders. The terms of the subordinated notes include those stated in the subordinated notes and those made part of the subordinated notes by references to the Note Purchase Agreements.

The following description is only a summary of the material provisions of subordinated notes and Note Purchase Agreements. We urge you to read the subordinated notes and Note Purchase Agreements because those documents, not this description, defines your rights as a holder of subordinated notes. The subordinated notes and Note Purchase Agreements are filed as exhibits to the registration statement of which this prospectus is a part and you can obtain a copy as described under “Where You Can Find More Information.” Any capitalized terms used in the following description and not defined herein shall have the meanings ascribed to them in the subordinated notes.

Brief Description of the Subordinated Notes

The subordinated notes:

•	are unsecured subordinated debt obligations of our company;

•	are junior in right of payment to any Senior Indebtedness of our company and our bank;

•	are not convertible or exchangeable; and

•	pursuant to the Note Purchase Agreements are subject to registration with the SEC pursuant to the registration statement of which this prospectus is a part.

Maturity, Interest and Principal

We issued the outstanding subordinated notes in an aggregate principal amount of $20,000,000. From December 29, 2014, the date of issuance, to, but excluding, January 1, 2020, interest is payable on the subordinated notes at a rate of 6.75% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. From and including January 1, 2020, the subordinated notes shall bear interest at a rate equal to the three-month LIBOR (as defined in the subordinated notes) determined on the determination date of the applicable interest period, plus 495 basis points, computed on the basis of a 360-day year and the actual number of days elapsed. Interest is paid on the subordinated notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on April 1, 2015. The subordinated notes will mature on December 29, 2024, at which time principal and any accrued and unpaid interest will become due and payable.

Principal and interest on the subordinated notes will be payable by check mailed to the holders of subordinated notes at their respective addresses set forth in the subordinated note or wire transfer of immediately available funds to a United States bank account designated by the registered holder of the subordinated note.

Optional Redemption

We may redeem the subordinated notes at our option upon not less than 30 nor more than 45 days’ prior notice mailed to each holder’s registered address, (a) in whole or in part, at any time on or after January 1, 2020 and prior to the maturity date of the subordinated notes, but in all cases in a principal amount with integral multiples of $1,000, on any interest payment date; or (b) in whole, at any time, or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a price equal to 100% of the principal amount of the subordinated notes to be redeemed or prepaid on such date, plus interest accrued and unpaid to, but excluding, the date of redemption or prepayment.

With respect to the subordinated notes, “Tax Event” shall mean our receipt of an opinion of independent tax counsel that, as a result of any amendment to, or change in, the laws or any regulations the United States or any political subdivision or taxing authority thereof or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the subordinated notes, there is more than an insubstantial risk that the interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

With respect to the subordinated notes, “Tier 2 Capital Event” shall mean our receipt of an opinion of independent bank regulatory counsel that, as a result of (a) any amendment to, or change in, the laws or any regulations of the United States or any rules, guidelines or policies of an applicable regulatory authority or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the subordinated notes, the subordinated notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us. “Tier 2 Capital” has the meaning in Appendix A to 12 C.F.R. Part 222 (“Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure”), as amended, modified and supplemented and in effect from time to time or any replacement thereof.

We shall have the right to purchase any of the subordinated notes at any time in the open market, private transactions or otherwise. If we purchase any subordinated notes, we may, in our discretion, hold, resell or cancel any of the purchased subordinated notes.

Selection

In the case of any partial redemption, we shall make such redemption or prepayment on a pro rata basis among all outstanding subordinated notes based on the relative outstanding principal amounts of each such subordinated note; provided, however that we may elect to redeem in full any subordinated note with an outstanding principal amount less than $1,000. If any subordinated note is to be redeemed in part only, the notice of redemption relating to such subordinated note shall state the portion of the principal amount thereof to be redeemed. A new subordinated note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original subordinated note. On and after the redemption date, interest will cease to accrue on subordinated notes or portions thereof called for redemption so long as we have paid to the registered holder the principal of, plus accrued and unpaid interest on, the subordinated notes to be redeemed.

Sinking Fund

The subordinated notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

The indebtedness evidenced by the subordinated notes which is unsecured subordinated indebtedness of our company, is subordinated in right of payment to all of our existing and future senior indebtedness, ranks equally in right of payment with all of our existing and future subordinated indebtedness ranking in parity by its terms with the subordinated notes and is senior in right of payment to all of our existing and future indebtedness that is by its terms subordinated to the subordinated notes.

As of December 31, 2014, we had

•	No senior indebtedness;

•	Approximately $75,000 ranking in parity with the subordinated notes; and

•	No indebtedness ranking junior to the subordinated notes.

In addition, the subordinated notes are effectively subordinated to all of the existing and future indebtedness and other liabilities of our bank. At December 31, 2014, our bank had outstanding indebtedness, total deposits and other liabilities of approximately $887.6 million, excluding intercompany liabilities, all of which ranks structurally senior to the subordinated notes. The subordinated notes do not limit our or our bank’s ability to incur additional debt, including debt that ranks senior or pari passu (i) in right of payment and (ii) upon our liquidation to the subordinated notes.

“Senior indebtedness” means (a) all indebtedness of our company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other written instruments; (b) any deferred obligations of our company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of our company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of our company; (e) all obligations of our company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which our company is responsible or liable as obligor, guarantor or otherwise; (g) all indebtedness of any of our subsidiaries including, but not limited to, all obligations and indebtedness referred to clauses (a) through (f) (but in each case referring to such subsidiary); and (h) all obligations of the types referred to in clauses (a) through (g) of other persons secured by a lien on any property or asset of our company; provided, that “senior indebtedness” does not include (i) the subordinated notes, (ii) any obligation that by its terms is on parity with the subordinated notes, (iii) any indebtedness between our company and any of our subsidiaries or affiliates, or (iv) indebtedness explicitly junior to the subordinated notes.

In addition, the subordinated notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including the bank. Because we are a bank holding company, we rely primarily on dividends and other payments from our subsidiaries to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. Regulatory rules restrict our ability to withdraw capital from the bank by dividends, loans or other means. See “Risk Factors—Risks Related to the Subordinated Notes—The subordinated notes are structurally subordinated to debt of the bank.”

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated notes. In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the subordinated notes. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the holder of any subordinated notes receives any payment or distribution before all senior indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all senior indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of senior indebtedness.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of subordinated notes together with the holders of any of our other obligations that rank equally with the subordinated notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the subordinated notes.

Conversion Privilege

The subordinated notes are not convertible or exchangeable.

Change of Control

We shall not merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (a) the continuing entity into which we are merged or the person which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the subordinated notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of our company to be performed or observed; and (b) immediately after giving effect to such transaction, no event of default (as defined in the subordinated notes), and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

Certain Covenants

The subordinated notes contain the following covenants, among others:

Notice of Certain Events. We are required to provide written notice to the holders of subordinated notes of the occurrence of the following events as soon as practicable but in no event later than fifteen (15) business days following our awareness of the occurrence of such event:

•	our leverage ratio or the leverage ratio of any of our banking subsidiaries becomes less than six percent (6.0%);

•	we or any of our banking subsidiaries become less than “well capitalized” under the then-current regulations of the appropriate federal banking agency;

•	we, any of our banking subsidiaries, or any of our officers or officers of our banking subsidiaries becomes subject to a formal, written regulatory enforcement action from the appropriate federal banking agency; or

•	the ratio of (a) non-accrual loans and any other loans that are 90 days or more past due plus other real estate owned (excluding any such loans that are guaranteed or covered by any governmental agency or government-sponsored entity) to (b) total assets of any of our banking subsidiaries becomes greater than two and one-half percent (2.5%).

Compliance with Laws. We and each of our subsidiaries are required to comply with the requirements of all laws, regulations, orders, and decrees applicable to us or our properties, except for such noncompliance which would not reasonably be expected to result in a material adverse effect (i) in the condition (financial or otherwise), or in the earnings of our company and our subsidiaries considered as one enterprise, without or not arising in the ordinary course of business or (ii) on our ability to perform its obligations under the subordinated notes.

Taxes and Assessments. We and each of our subsidiaries are required to punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith.

Compliance Certificate. Not later than 45 days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than 90 days from the end of such quarter), we shall provide the holders of subordinated notes with a compliance certificate stating whether (i) we have complied with all notice provisions and covenants contained in the subordinated notes; (ii) whether an event of default (as defined in the subordinated notes) has occurred or not; (iii) whether an event of default has occurred or not under any other indebtedness of our company; and (iv) whether an event or events have occurred or not that in the reasonable judgment of our management would have a material adverse effect on our ability to perform our obligations under the subordinated notes.

Events of Default

An “Event of Default” shall occur on the subordinated notes if (i) there shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of our company under Title 11 of the United States Code or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official over us or of any substantial part of our properties, or ordering the winding-up or liquidation of our affairs and any such decree or order shall continue in effect for a period of 45 consecutive days; or (ii) we shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy law or other similar law, or we shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official over us or of any substantial part of our properties, or we shall fail generally to pay our debts as such debts become due, or we shall take any corporate action in furtherance of any such action.

Failure to Make Payment

In the event of our failure to make any required payment of principal or interest when due on the subordinated notes that shall have continued for 30 calendar days we are required, upon demand of the holder, to pay to the holder the whole amount then due and payable on its subordinated note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by the subordinated note. If we fail to pay such amount upon such demand, the holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against us and collect the amounts adjudged or decreed to be payable in the manner provided by law out of our property.

Upon our failure to make any required payment of principal or interest on the subordinated notes, we may not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal with or junior to the subordinated notes,

Amendments and Waivers

From time to time, we may, without the consent of the holders of any outstanding subordinated notes, amend or supplement the subordinated notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated notes in addition to or in place of certificated notes, or to make any change that does not adversely affect the rights of any holder of any of the subordinated notes. We may make other amendments and modifications to the subordinated notes or we may waive any provision, past default, or non-compliance thereof with our consent and the consent of holders of at least 51% of the aggregate outstanding principal amount of the subordinated notes then outstanding; provided, however, that, without the consent of each holder of an affected subordinated note, no such amendment or waiver may:

•	reduce the principal amount of the subordinated note;

•	reduce the rate of or change the time for payment of interest on the subordinated note;

•	reduce the amount of principal or extend the maturity of the subordinated note;

•	make any change in enumerated sections of the subordinated note;

•	make any change in the subordination section of the subordinated note that adversely affects the rights of the holder of the subordinated note; or

•	disproportionately affect any holder of the then outstanding subordinated notes.

Governing Law

The subordinated notes are governed by the laws of the State of Tennessee, without regard to the principles of conflicts of law.

Registration Rights

Pursuant to the terms of the note purchase agreements entered into with the holders of the subordinated notes at the time of issuance, we agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the subordinated notes for resale. We agreed to file such registration statement no later than the 90th calendar day after the consummation of our initial public offering and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter. We also granted the holders of the subordinated notes certain “piggyback” registration rights if we register any securities substantially similar to the subordinated notes. Under the terms of the note purchase agreements, we have agreed to pay the fees and expenses related to the registration statement of which this prospectus forms a part. However, we will not pay any underwriting discounts or selling commissions related to the sale of any subordinated notes. Pursuant to the note purchase agreements, (i) we are required to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling securityholder is obligated to indemnify us and each other selling security holder against any liability with respect to any information furnished by such holder for use in this prospectus.

PLAN OF DISTRIBUTION

This prospectus may be used to sell the subordinated notes, from time to time, by the selling securityholders:

•	through any national securities exchange or quotation system on which the subordinated notes may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling securityholders may also write options on the subordinated notes or pledge the subordinated notes.

If a selling securityholder sells subordinated notes through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In connection with the initial sale of the subordinated notes, we entered into note purchase agreements with the initial holders of the subordinated notes. Pursuant to the note purchase agreements, we will pay the fees and expenses related to the registration statement of which this prospectus forms a part. However, we will not pay any underwriting discounts or selling commissions related to the sale of any subordinated notes.

Pursuant to the note purchase agreements, (i) we are required to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling securityholder is obligated to indemnify us and each other selling securityholder against any liability with respect to any information furnished by such holder for use in this prospectus.

VALIDITY OF THE SECURITIES

Bradley Arant Boult Cummings LLP, Nashville, Tennessee, will pass upon the validity of the securities offered hereby for us.

EXPERTS

The consolidated financial statements of Avenue Financial Holdings, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, of the sale of our securities, no par value, are as follows:

Securities and Exchange Commission fee	$2,324
Legal fees and expenses	35,000
Accounting fees and expenses
Printing fees	0
Blue sky fees and expenses	0
Miscellaneous	0

Total	$37,324

Item 14. Indemnification of Directors and Officers.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

Consistent with the laws of the state of Tennessee, our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by law against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation or such other corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, these bylaws, any agreement, vote of shareholders, or otherwise.

Our charter states that to the fullest extent permitted by the TBCA, a director of the corporation shall not be liable to the corporation for monetary damages for breach of fiduciary duty as a director. Additionally, our bylaws further provide that no director or officer shall be liable for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the corporation in good faith if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs.

The above is a general summary of certain indemnity provisions of the TBCA and is subject, in all cases, to the specific and detailed provisions of the sections referenced herein.

We maintain directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, we have engaged in the following transactions that were not registered under the Securities Act.

On December 29, 2014 we issued our fixed / floating rate subordinated notes due 2024 in a private placement to qualified institutional buyers. The aggregate principal amount of the fixed / floating rate subordinated notes issued in this private placement was $20.0 million. Keefe, Bruyette & Woods, Inc. served as placement agent for this transaction and was paid a placement fee of 2.0% of the gross proceeds from the issuance. The issuance and sale of these subordinated notes were made in reliance upon exemption from the registration requirements under Section 4(a)(2) of the Securities Act, including the safe harbors established in Regulation D, for a transaction by an issuer not involving a public offering.

During the past three years, we have issued a total of 198,794 shares of our common stock to employees in the form of restricted share grants pursuant to compensatory plans and a total of 30,000 shares of our common stock to members of our board of directors as part of our director compensation plan. In addition, during the past three years, we have granted a total of 49,000 stock options pursuant to our 2007 Stock Option Plan to new employees. No underwriter or placement agent was involved in the issuance of sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701.

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

4.1	Form of Note Purchase Agreement, dated as of December 22, 2014, by and among Avenue Financial Holdings, Inc. and the purchasers of Subordinated Notes (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 filed on January 19, 2015)

4.2	Form of Avenue Financial Holdings, Inc. Fixed/Floating Rate Subordinated Note, due 2024 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on January 19, 2015)

5.1	Opinion of Bradley Arant Boult Cummings LLP

23.1	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of attorney (included on signature page)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on the 8th day of May, 2015.

AVENUE FINANCIAL HOLDINGS, INC.

By:	/s/ Ronald L. Samuels
Ronald L. Samuels
Chairman and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and/or directors whose signature appears below constitutes and appoints G. Kent Cleaver and Barbara J. Zipperian, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Samuels
Ronald L. Samuels	Chairman and Chief Executive Officer (Principal Executive Officer)	May 8, 2015

/s/ Barbara Zipperian
Barbara Zipperian	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2015

/s/ G. Kent Cleaver
G. Kent Cleaver	President, Director and Chief Operating Officer	May 8, 2015

/s/ Marty Dickens
Marty Dickens	Director	May 8, 2015

/s/ David G. Anderson
David G. Anderson	Director	May 8, 2015

1

/s/ Agenia Clark
Agenia Clark	Director	May 8, 2015

/s/ Joseph C. Galante
Joseph C. Galante	Director	May 8, 2015

/s/ Steve Moore
Steve Moore	Director	May 8, 2015

/s/ David Ingram
David Ingram	Director	May 8, 2015

/s/ Ken Robold
Ken Robold	Director	May 8, 2015

/s/ Patrick G. Emery
Patrick G. Emery	Director	May 8, 2015

/s/ Karen Saul
Karen Saul	Director	May 8, 2015

/s/ James F. Deutsch
James F. Deutsch	Director	May 8, 2015

2

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Note Purchase Agreement, dated as of December 22, 2014, by and among Avenue Financial Holdings, Inc. and the purchasers of Subordinated Notes (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 filed on January 19, 2015)

4.2	Form of Avenue Financial Holdings, Inc. Fixed/Floating Rate Subordinated Note, due 2024 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on January 19, 2015)

5.1	Opinion of Bradley Arant Boult Cummings LLP

23.1	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of attorney (included on signature page)

1